Exhibit 99.1

Press Release of Registrant dated January 7, 2004

LightPath Technologies

Projects Second Quarter Financial Results

For Immediate Release

(January 7, 2004) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, and high performance fiber-optic collimators and isolators reported today that projected results for its second quarter of fiscal 2004 include sales of approximately $1.9 million. Cash use for the quarter, including capital expenditures, was approximately $0.8 million.

Ken Brizel, President and Chief Executive Officer of LightPath, commented, “Revenue has grown 9% in this second quarter of fiscal 2004 over the first quarter and we continue to make progress towards our key goal: operational cash flow breakeven. Our sales team has been working to bring us many new applications, particularly in high-power industrial lasers, adding new revenue this quarter and additional growth opportunities for future quarters. We are optimistic as our markets are trending in the right direction. Operationally, LightPath has seen a good, overall improvement in manufacturing performance which is helping to drive down our unit cost of goods.”

Webcast Details:

LightPath will hold an audio webcast at 2:00 p.m. EST on Tuesday, February 10, 2004 to discuss details regarding the company’s performance for the second quarter. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:	Ken Brizel, President & CEO
Monty Allen, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

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